Exhibit 99.1

Press Release

TNS, Inc. Announces Third Quarter 2005 Financial Results

- Q3 2005 Adjusted EPS Reaches $0.28 -

RESTON, Va. – October 20, 2005 –TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported third quarter 2005 results.

Total revenue for the third quarter of 2005 increased 0.4% to $64.8 million from third quarter 2004 revenues of $64.6 million. Gross margin in the third quarter 2005 increased approximately 210 basis points from third quarter 2004 gross margin of 51.5% to 53.6%.  Included in revenues and cost of sales for the third quarter 2004 is $1.4 million associated with the sale of equipment in Australia.  Excluding this sale, total revenue for the third quarter of 2004 was $63.2 million and gross margin in the third quarter of 2004 was 52.6%.

Third quarter 2005 GAAP net income attributable to common stockholders was $2.6 million, or $0.12 per share, versus third quarter 2004 GAAP net income of $2.8 million, or $0.10 per share.  Included in selling, general and administrative (SG&A) for the third quarter of 2005 is a pre-tax benefit to earnings of $0.7 million due to the favorable settlement of certain sales tax liabilities.  Excluding this $0.7 million pre-tax benefit, GAAP net income for the third quarter of 2005 was $2.2 million, or $0.10 per share.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the third quarter 2005 was $17.9 million, or $17.2 million excluding the $0.7 million pre-tax SG&A benefit, versus third quarter 2004 EBITDA before stock compensation expense of $17.2 million.  Adjusted earnings for the third quarter 2005 was $6.4 million, or $0.28 per share.  Excluding the $0.7 million pre-tax SG&A benefit, adjusted earnings for the third quarter of 2005 decreased 12.9% to $5.9 million or $0.26 per share from third quarter 2004 adjusted earnings of $6.8 million or $0.25 per share.  (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.)

Jack McDonnell, Chairman and CEO, commented, “TNS’ third quarter performance in our ISD, TSD and FSD divisions shows our continued ability to execute our strategic growth plans and build market share.  The POS division, however, continues to face challenges and will continue to do so until our new initiatives gain traction.  Our top-line performance came in below our guidance range, but we were able to achieve the upper end of our bottom-line results through the increased scale of our higher gross margin divisions and through savings we achieved as a result of our network cost containment programs.  Our focus continues to be to extend the value inherent in TNS’ brand name, to leverage our infrastructure capacity and technology leadership, and to sustain our high levels of customer service.  We appreciate the support of both our new and existing investors.”

As previously announced during the quarter, the Company won the following customer contracts:

•        A contract with Ogone, one of Europe’s leading payment services providers, to streamline the transport of its international online payments data.

•        A partnership arrangement with Peresys, South Africa’s leading provider of technology solutions to financial markets, enabling TNS’ global financial community to trade with Peresys’ South African clients.

•        A two-year contract with GlobalCollect, the leading payment service provider, to provide connectivity between the international payment services company and acquiring banks.

•        A contract with Carrier One, a Voice over Internet Protocol (VoIP) reseller offering high capacity enhanced telecommunications services, to provide VoIP call routing and validation services via TNS’ Least Cost Routing (LCR) SS7 network platform.

•        A contract with Fas Mart to provide cohesive network transaction solutions through FusionPoint by TNS for approximately 125 of its convenience stores in the Mid-Atlantic region.

•        A contract with Delta Lloyd Securities, a leading specialist European Equities Stockbroking Firm, to provide FIX trading connectivity for its operations in Belgium and the Netherlands.

•        A contract with Westpac, a leading New Zealand and Australian corporate bank, to provide trading counterpart connectivity services to its institutional banking division.

In addition, the Company completed a public offering of 8,680,255 shares of common stock at a price of $23.25 per share, including 6,580,255 shares sold by GTCR Golder Rauner L.L.C. and its affiliated investment funds.  The Company did not receive any of the proceeds from the sale of shares by selling stockholders.  The net proceeds of $46.1 million were principally used to pay down existing debt.  These 8,680,255 shares represent approximately 36% of the Company’s outstanding shares of common stock.

Financial Review:

•      Third quarter 2005 total revenue increased 0.4% to $64.8 million from third quarter 2004 revenue of $64.6 million. Included in revenue are the following components:

•      Revenue from the International Services Division increased 16% to $23.8 million from third quarter 2004 revenue of $20.6 million.  Included in ISD revenues for the third quarter 2004 is $1.4 million associated with the sale of equipment in Australia.  Excluding this sale, total revenue for the third quarter of 2004 was $19.2 million.  ISD revenue increased sharply through strong growth both in terms of number of customers and transaction volumes in the international POS and FSD businesses.

•      Revenue from the Financial Services Division increased 24% to $8.0 million from third quarter 2004 revenue of $6.5 million through continued growth in the number of customer connections, both physical and logical.

•      Revenue from the Telecommunication Services Division increased 38% to $11.9 million from third quarter 2004 revenue of $8.6 million due primarily to the customer migrations that occurred earlier in the year.

•      Revenue from the POS Division decreased 27% to $21.1 million on 1.4 billion transactions from $28.9 million in third quarter 2004 on 1.8 billion transactions.

•      Third quarter 2005 gross margin of 53.6% increased approximately 210 basis points from third quarter 2004 gross margin of 51.5%.  Included in cost of sales for the third quarter 2004 is $1.4 million associated with the sale of equipment in Australia.  Excluding this sale, third quarter 2005 gross margin increased 100 basis points from third quarter 2004 gross margin of 52.6%.  This margin improvement reflects increased revenue contribution from ISD, FSD and TSD as well as continued network cost improvements.

Total revenue for the first nine months of 2005 increased 4.1% to $193.3 million from 2004 revenues of $185.7 million.  Gross margin for the first nine months of 2005 of 52.8% increased 190 basis points from 2004 gross margin of 50.9%.  First nine months 2005 GAAP net income attributable to common stockholders was $4.3 million, or $0.17 per share, versus 2004 GAAP net loss of $(0.9) million, or $(0.04) per share.

EBITDA before stock compensation expense for the first nine months of 2005 increased 8.6% to $52.2 million from 2004 EBITDA before stock compensation expense of $48.1 million.  Adjusted earnings for the first nine months of 2005 increased 6.6% to $18.9 million, or $0.75 per share, from 2004 adjusted earnings of $17.7 million, or $0.77 per share.

Outlook:

For the Fiscal Year 2005, we anticipate:

•      Total revenue growth of 4-5% to $258.0-$262.0 million versus $249.1 million for the year ended December 31, 2004.

•      Adjusted earnings growth of 0-4% to $25.5-$26.5 million versus $25.4 million for the year ended December 31, 2004.

Henry Graham, Executive Vice President and CFO, commented, “TNS’ international, financial and telecommunication services divisions third quarter 2005 revenues represented 67% of our total revenue, a year over year increase of 12 percentage points.  Gross margin benefited from this increase in contributions from ISD, FSD and TSD, as well as from ongoing network cost controls.  We continue to remain committed to low double-digit growth on a gross revenue basis and further increased contributions from these divisions in 2006.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the Company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense.  Adjusted earnings is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the write-off of debt issuance costs, and the result is tax-effected at a 38% rate.  The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors because these metrics provide a more focused measure of operating results.  These metrics are an integral part of the Company’s internal reporting to measure operations of the Company and the performance of senior management.  A reconciliation to comparable GAAP measures is available in the accompanying schedule.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss third quarter 2005 results on Thursday, October 20, 2005 at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is (617) 213-8843, passcode #64134263. The call is also being webcast and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.  For those who cannot listen to the live broadcast, a replay of the call will be available from October 20, 2005 at 7:00 p.m. Eastern Time through November 20, 2005, and can be accessed by dialing (617) 801-6888, passcode 22251269.

About TNS

TNS is one of the leading providers of business-critical, cost-effective data communications services for transaction-oriented applications and operates through its wholly owned subsidiary Transaction Network Services, Inc. TNS provides rapid, reliable and secure transaction delivery platforms to enable transaction authorization and processing across several vertical markets and trading communities.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. TNS’ network technologies have been deployed in the United States and internationally, and TNS’ networks have become preferred networks servicing the trading community, wireless and wireline carriers, and the card processing and dial-up automated teller machine markets. For further information about TNS, please refer to www.tnsi.com.

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the Company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the Company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; the Company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the Company’s quarterly results because of the seasonal nature of the business and other factors outside of the Company’s control; the Company’s ability to identify, execute or effectively integrate future acquisitions; the Company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the Company’s prospectus dated September 15, 2005 as filed with the SEC.  In addition, the statements in this press release are made as of October 20, 2005.  The Company expects that subsequent events or developments will cause its views to change.  The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to October 20, 2005.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	Kimberly Davis, 703-453-8509	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004

Revenues	$64,836	$64,584	$193,321	$185,680
Operating expenses:
Cost of network services	30,074	31,344	91,270	91,170
Engineering and development	3,813	3,748	11,753	10,680
Selling, general, and administrative(1)	13,796	12,690	39,847	36,515
Depreciation and amortization of property and equipment	4,541	4,989	14,367	14,746
Amortization of intangible assets	4,249	6,151	17,763	20,855
Total operating expenses	56,473	58,922	175,000	173,966
Income from operations	8,363	5,662	18,321	11,714
Interest expense	(2,997)	(1,035)	(7,036)	(6,472)
Interest income and other (expense) income	(648)	519	(99)	437
Income before income taxes and equity in net loss of unconsolidated affiliates	5,516	5,146	11,186	5,679
Income tax provision	(2,085)	(1,714)	(4,919)	(2,344)
Equity in net loss of unconsolidated affiliates	(797)	(682)	(1,929)	(780)
Net income	2,634	2,750	4,338	2,555
Dividends on preferred stock	—	—	—	(3,428)
Net income (loss) attributable to common stockholders	$2,634	$2,750	$4,338	$(873)

Basic net income (loss) per common share(1)	$0.12	$0.10	$0.18	$(0.04)

Diluted net income (loss) per common share(1)	$0.12	$0.10	$0.17	$(0.04)

Basic weighted average common shares outstanding(2)(3)(4)(5)	22,040,253	26,781,393	24,703,641	22,836,485

Diluted weighted average common shares outstanding(2)(3)(4)(5)	22,631,624	27,210,963	25,110,688	22,836,485

(1)   Included in selling, general, and administrative expenses (SG&A) for the third quarter of 2005 is a pre-tax benefit to earnings of $0.7 million due to the favorable settlement of certain sales tax liabilities.  Excluding the $0.7 million pre-tax benefit, GAAP net income for the third quarter of 2005 was $2.2 million, or $0.10 per share.

(2)   The Company completed its initial public offering of 4,420,000 shares of common stock on March 16, 2004.  In connection with the IPO, the Company converted its outstanding Class A redeemable convertible preferred stock plus accrued and unpaid dividends into 9,984,712 shares of common stock.

(3)   The Company completed its follow-on offering of 1,084,744 shares of common stock on October 1, 2004.  On November 1, 2004, the underwriters exercised a portion of their over-allotment option granted in the follow-on offering, and the Company issued an additional 118,232 shares of common stock.

(4)   The Company completed the repurchase and retirement of 6,263,435 shares of common stock on May 5, 2005.

(5)   The Company completed its follow-on offering of 1,200,000 shares of common stock on September 16, 2005.  On September 19, 2005, the underwriters exercised their over-allotment option granted in the follow-on offering, and the Company issued an additional 900,000 shares of common stock.  As of September 30, 2005, the Company had 23,967,892 common shares outstanding.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	Sept. 30, 2005	Dec. 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$24,564	$19,788
Accounts receivable, net	47,970	47,896
Other current assets	19,174	9,349
Total current assets	91,708	77,033
Property and equipment, net	49,109	50,587
Goodwill and identifiable intangible assets, net	196,304	210,594
Other assets	15,945	18,198
Total assets	$353,066	$356,412

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,650	$9,000
Accounts payable, accrued expenses and other current liabilities	44,100	43,528
Deferred revenue	10,571	14,419
Total current liabilities	56,321	66,947
Long-term debt, net of current portion	117,525	42,000
Other liabilities	2,952	4,967
Total liabilities	176,798	113,914

Total stockholders’ equity	176,268	242,498
Total liabilities and stockholders’ equity	$353,066	$356,412

TNS, Inc.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004

Net income	$2,634	$2,750	$4,339	$2,555
Non-cash and working capital items	7,837	11,648	29,116	31,424
Net cash provided by operating activities:	10,471	14,398	33,455	33,979
Purchases of property and equipment	(3,876)	(8,192)	(14,087)	(16,396)
Purchase of Synapse Assets	—	—	—	(6,077)
Purchase of vending assets	—	—	—	(3,748)
Purchase of FusionPoint assets	—	—	(3,501)	—
Purchase of Process Logistics assets	(558)	—	(558)	—
Investments in affiliated entities	(2,703)	(3,500)	(5,505)	(3,600)
Net cash used in investing activities:	(7,137)	(11,692)	(23,651)	(29,821)
Proceeds from issuance of long-term debt, net	—	—	165,188	84,531
Payment of long-term debt financing costs	—	—	(75)	—
Repayment of long-term debt	(45,413)	(2,750)	(99,740)	(158,646)
Payment of dividend on preferred stock	—	—	—	(173)
Proceeds from stock option exercises	1,119	84	1,556	101
Purchase and retirement of common stock, inclusive of fees	—	—	(116,869)
Purchase of treasury stock	(43)	—	(510)
Proceeds from issuance of common stock, net	46,066	—	46,066	71,516
Net cash provided by (used in) financing activities:	1,729	(2,666)	(4,388)	(2,671)
Effect of exchange rates on cash and cash equivalents	(188)	513	(640)	405

Net increase in cash and cash equivalents	4,875	553	4,776	1,892
Cash and cash equivalents, beginning of period	19,689	12,413	19,788	11,074
Cash and cash equivalents, end of period	$24,564	$12,966	$24,564	$12,966

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
EBITDA before stock compensation expense:
Income from operations (GAAP)	$8,363	$5,662	$18,321	$11,714
Add back the following items:
Depreciation and amortization of property and equipment	4,541	4,989	14,367	14,746
Amortization of intangible assets	4,249	6,151	17,763	20,855
Stock compensation expense	755	360	1,789	798
EBITDA before stock compensation expense(6)	$17,908	$17,162	$52,240	$48,113

Adjusted Earnings:
Income before income taxes and equity in net loss of unconsolidated affiliates (GAAP)	$5,516	$5,146	$11,186	$5,679
Add back the following items:
Equity in net loss of unconsolidated affiliates	(797)	(682)	(1,929)	(780)
Amortization of intangible assets	4,249	6,151	17,763	20,855
Other debt-related costs (5)	559	—	1,654	2,022
Stock compensation expense	755	360	1,789	798
Adjusted earnings before income taxes	10,282	10,975	30,463	28,574
Income tax provision at 38%	3,907	4,171	11,576	10,858
Adjusted earnings(7)	$6,375	$6,804	$18,887	$17,716

Weighted average common shares – diluted(1)(2)(3)(4)	22,631,624	27,210,963	25,110,688	23,145,771

Adjusted earnings per common share – diluted(7)	$0.28	$0.25	$0.75	$0.77

(1)   The Company completed its initial public offering of 4,420,000 shares of common stock on March 16, 2004.  In connection with the IPO, the Company converted its outstanding Class A redeemable convertible preferred stock plus accrued and unpaid dividends into 9,984,712 shares of common stock.

(2)   The Company completed its follow-on offering of 1,084,744 shares of common stock on October 1, 2004.  On November 1, 2004, the underwriters exercised a portion of their over-allotment option granted in the follow-on offering, and the Company issued an additional 118,232 shares of common stock.

(3)   The Company completed the repurchase and retirement of 6,263,435 shares of common stock on May 5, 2005.

(4)   The Company completed its follow-on offering of 1,200,000 shares of common stock on September 16, 2005.  On September 19, 2005, the underwriters exercised their over-allotment option granted in the follow-on offering, and the Company issued an additional 900,000 shares of common stock.  As of September 30, 2005, the Company had 23,967,892 common shares outstanding.

(5)   Represents the non-cash write-off of debt issuance costs associated with the early payoff of term debt in September 2005 and March 2004, respectively.

(6)   Excluding the $0.7 million pre-tax SG&A benefit relating to the favorable settlement of certain sales tax liabilities, EBITDA before stock compensation expense for the third quarter of 2005 was $17.2 million.

(7)   Excluding the $0.7 million pre-tax SG&A benefit relating to the favorable settlement of certain sales tax liabilities, adjusted earnings for the third quarter of 2005 was $5.9 million or $0.26 per share.